Exhibit 23.1

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The undersigned, Schwartz Levitsky Feldman llp, hereby consent to the use of our name and the use of our opinion dated January 21, 2009, except for note 18 which is as of May 4, 2009, on the consolidated financial statements of Pacific Copper Corp. (the "Company") included in its Annual Report on Form 10-K (Amendment No. 1) being filed by the Company, for the fiscal year ended October 31, 2008.

"SCHWARTZ LEVITSKY FELDMAN LLP"

Toronto, Ontario, Canada May 4, 2009	Chartered Accountants Licensed Public Accountants
1167 Caledonia Road Toronto, Ontario M6A 2X1 Tel: 416 785 5353 Fax: 416 785 5663